Exhibit 99.1

Archimedes Tech SPAC Partners II Co.
Announces the Separate Trading of its Ordinary Shares and Warrants
Commencing April 3, 2025

CLAYMONT, DE, March 31, 2025 – Archimedes Tech SPAC Partners II Co. (Nasdaq: ATIIU) (the “Company”) today announced that, commencing April 3, 2025, holders of the units sold in the Company’s initial public offering may elect to separately trade the Company’s ordinary shares and warrants included in the units.

No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The ordinary shares and warrants that are separated will trade on The Nasdaq Global Market under the symbols “ATII” and “ATIIW,” respectively. Those units not separated will continue to trade on The Nasdaq Global Market under the symbol “ATIIU.” Holders of units will need to have their brokers contact Odyssey Transfer and Trust Company, the Company’s transfer agent, in order to separate the units into ordinary shares and warrants.

The offering of the units was made only by means of a prospectus, copies of which may be obtained from BTIG, LLC, 65 East 55th Street, New York, New York 10022, or by email at ProspectusDelivery@btig.com. A registration statement on Form S-1 (333-282885) relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and was declared effective on February 10, 2025. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Archimedes Tech SPAC Partners II Co.

Archimedes Tech SPAC Partners II Co. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or other similar business combination with one or more businesses. While the Company may pursue a business combination target in any business, industry or geographical location, the Company intends to focus its search for businesses in the technology industry, and its focus will be on the artificial intelligence, cloud services and automotive technology sectors.

Cautionary Note Concerning Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the registration statement and the prospectus filed in connection with the initial public offering with the SEC. Copies are available on the SEC’s website, www.sec.gov.

Contact Information

Long Long

Chief Executive Officer

Archimedes Tech SPAC Partners II Co.

(725) 312-2430